SPROTT FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

(Mutual Funds)

THIS AGREEMENT is made this 4th day of October, 2019 by and between THE SPROTT FUNDS TRUST, a Delaware Statutory Trust (the “Trust”), on series of the Sprott Funds Trust (the “Trust”) listed in the Appendix hereto, as amended from time to time (each a “Fund” and collectively, the “Funds”), and SPROTT ASSET MANAGEMENT L.P., a limited partnership (the “Investment Adviser”);

W I T N E S S E T H

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder; and

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of acting as an investment adviser; and

WHEREAS, the Trust and the Investment Adviser desire to enter into an agreement to provide for the management of the assets of the Fund on the terms and conditions hereinafter set forth; and

WHEREAS, the Investment Adviser may retain one or more affiliated or unaffiliated investment advisory firms (a “Sub-Adviser”) to sub-advise any Fund and delegate certain investment advisory services to that firm; and

WHEREAS, the Investment Adviser may provide certain administration services to any Fund pursuant to a separate agreement and compensation arrangement and certain of such administration services may be delegated to an affiliated or unaffiliated firm (a “Sub-Administrator”).

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Management. The Investment Adviser shall act as investment adviser for the Funds and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising the Funds’ assets and provide other services set forth herein and, subject at all times to the policies and control of the Trust’s Board of Trustees (the “Board”). The Investment Adviser may delegate these services to an affiliated or unaffiliated firm pursuant to paragraph 7 of this Agreement. The Investment Adviser shall give the Funds the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser. The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2. Duties of Investment Adviser. In carrying out its obligation under paragraph 1 hereof, the Investment Adviser shall:

(a) supervise all aspects of each Fund’s operations and manage each Fund’s operations, except to the extent such services are delegated to a Sub-Adviser pursuant to paragraphs 3 and 7;

(b) provide the Funds or obtain for them, and thereafter supervise, such executive, administrative, clerical and shareholder servicing services as are deemed advisable by the Trust’s Board of Trustees;

(c) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the Funds’ shareholders and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities except to the extent such services are provided by the Investment Adviser in its capacity as an administrator or delegated to a Sub-Administrator pursuant to paragraph 7;

(d) provide the Funds with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items for the Funds’ principal office except to the extent such services are provided by the Investment Adviser in its capacity as an administrator or delegated to a Sub-Administrator pursuant to paragraph 7;

(e) provide to the Board, on a regular basis, financial reports and analyses on each Fund’s operations and the operations of comparable investment companies except to the extent such services are provided by the Investment Adviser in its capacity as an administrator or delegated to a Sub-Administrator pursuant to paragraph 7;

(f) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds, and whether concerning the individual issuers whose securities are included in the Funds or the activities in which they engage, or with respect to securities which the Investment Adviser considers desirable for inclusion in the Fund, except to the extent such services are delegated to a Sub-Adviser pursuant to paragraphs 3 and 7;

(g) determine what issuers and securities shall be represented in the Funds’ portfolio and regularly report them to the Board, except to the extent such services are delegated to a Sub-Adviser pursuant to paragraphs 3 and 7;

(h) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board, except to the extent such services are delegated to a Sub-Adviser pursuant to paragraphs 3 and 7; and

(i) take, on behalf of the Fund, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities except to the extent such services are delegated to a Sub-Adviser pursuant to paragraphs 3 and 7.

3. Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of a Fund, it is understood that the Investment Adviser, unless such functions are delegated to a Sub-Adviser identified in the Appendix for one or more Funds, will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Investment Adviser, subject to review of this selection by the Board from time to time. The Investment Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Investment Adviser is directed at all times to seek for a Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Investment Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Investment Adviser is authorized to select brokers or dealers who also provide brokerage and research services to a Fund and/or the other accounts over which the Investment Adviser exercises investment discretion. The Investment Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Investment Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Investment Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Investment Adviser exercises investment discretion. Each Fund and the Investment Adviser understand and acknowledge that, although the information may be useful to the Fund and the Investment Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Funds.

A broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by the Investment Adviser’s personnel responsible for selecting brokers to effect securities transactions on behalf of any Fund. The Investment Adviser and its personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund’s portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from a Fund’s portfolio transactions through such broker or dealer. However, the Investment Adviser may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Trustees has adopted policies and procedures under Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the 1940 Act, and other applicable law, the Investment Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting a Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Investment Adviser gives any advice to its clients concerning the shares of the Fund, the Investment Adviser will act solely as investment counsel for such client and not in any way on behalf of the Funds.

4. Control by Board of Trustees. Any investment program undertaken by the Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Investment Adviser on behalf of the Funds pursuant thereto, shall at all times be subject to any directives of the Board.

5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Investment Adviser shall at all times conform to:

(a) all applicable provisions of the 1940 Act and the Advisers Act and any rules and regulations adopted thereunder as amended; and

(b) the provisions of the Registration Statements of the Fund under the Securities Act of 1933, as amended, and the 1940 Act; and

(c) the provisions of the Declaration of Trust of the Trust, as amended; and

(d) the provisions of the By-laws of the Trust, as amended; and

(e) any other applicable provisions of state and federal law.

6. Expenses. The expenses connected with the Funds shall be allocable between the Fund and the Investment Adviser as follows:

(a) The Investment Adviser shall furnish, at its expense and without cost to the Trust, the services of a President, Secretary and one or more Vice Presidents of the Fund, to the extent that such additional officers may be required by the Fund for the proper conduct of its affairs.

(b) The Investment Adviser shall further maintain, at its expense and without cost to the Fund, a trading function in order to carry out its obligations under subparagraph (i) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Funds unless such functions are delegated to a Sub-Adviser identified in the Appendix for one or more Funds.

(c) Nothing in subparagraph (a) hereof shall be construed to require the Investment Adviser to bear:

i. any of the costs (including applicable office space, facilities and equipment) of the services of a principal financial officer of the Funds whose normal duties consist of maintaining the financial accounts and books and records of the Fund; including the reviewing of calculations of net asset value and preparing tax returns; or

ii. any of the costs (including applicable office space, facilities and equipment) of the services of any of the personnel operating under the direction of such principal financial officer. Notwithstanding the obligation of the Funds to bear the expense of the functions referred to in clauses (i) and (ii) of this subparagraph (c), the. Investment Adviser may pay the salaries, including any applicable employment or payroll taxes and other salary costs, of the principal financial officer and other personnel carrying out such functions and the Funds shall reimburse the Investment Adviser therefor upon proper accounting.

(d) All of the ordinary business expenses incurred in the operations of the Funds and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this paragraph 6. These expenses include but are not limited to brokerage commissions, legal, auditing, taxes or governmental fees, the cost of preparing share certificates, custodian, depository, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, insurance premiums on property or personnel (including officers and trustees if available) of the Funds which inure to its benefit, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to shareholders.

7. Delegation of Responsibilities. The Investment Adviser may delegate any or all of the responsibilities, rights or duties described in this Agreement to one or more Sub-Advisers who shall enter into agreements with the Investment Adviser, provided the agreements are approved and ratified (i) by the Board including a majority of the Trustees who are not interested persons of the Investment Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the 1940 Act, by the Securities and Exchange Commission or its staff, by vote of the holders of a majority of the outstanding voting securities of the Fund (unless the Trust has obtained an exemption from the provisions of Section 15(a) of the Act). Any such delegation shall not relieve the Investment Adviser from any liability hereunder. The Investment Adviser, in its capacity as an administrator, may delegate to one or more affiliated or unaffiliated firms any or all of the provision of certain administration services, which shall not include portfolio management services, pursuant to a separate Sub-Administration Agreement.

8. Compensation. Each Fund shall pay the Investment Adviser in full compensation for services rendered hereunder an annual investment advisory fee, payable monthly equal to the fee rate set forth in the Appendix.

9. Non-Exclusivity. The services of the Investment Adviser to the Funds are not to be deemed to be exclusive, and the Investment Adviser shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or Partners of the Investment Adviser may serve as officers or trustees of the Trust, and that officers or trustees of the Trust may serve as officers or partners of the Investment Adviser to the extent permitted by law; and that the officers and partners of the Investment Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or partners of any other firm or corporation, including other investment companies.

10. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for two years and thereafter from year to year, provided that such continuance is specifically approved at least annually:

(a) (i) by the Board or (ii) by the vote of a majority of the Fund’s outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act); and

(b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trustees), by votes cast in person at a meeting specifically called for such purpose.

11. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Trust’s Board of Trustees or by vote of a majority of the applicable Fund’s outstanding voting securities, or by the Investment Adviser, on sixty (60) days’ written notice to the other party. The notice provided for herein may be waived by either party. This. Agreement shall automatically terminate in the event of its assignment, the term “assignment” for the purpose having the meaning defined in Section 2(a) (4) of the 1940 Act.

The Investment Adviser shall provide at least sixty (60) days prior written notice to the Trust of any change in the ownership or management of the Investment Adviser, or any event or action that may constitute a change in control. The Investment Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

12. Amendment of this Agreement. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Investment Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

13. Voting. The Investment Adviser will take any action and provide any advice with respect to the voting of securities held by each Fund in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time, provided that the Investment Adviser pursuant to Section 7 may delegate its authority to vote the proxies of securities held by a Fund to a Sub-Adviser.

14. Code of Ethics. The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Investment Adviser will provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Investment Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

15. Liability of Investment Adviser and Indemnification. The Investment Adviser will exercise its best judgment in rendering the services described herein. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Adviser or any of its officers, trustees or employees, it shall not be subject to liability to the Trust or to any shareholder of the Trust for any omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

16. Limitation of Liability to Trust Property. The term “Sprott Funds Trust” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any share of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust.

17. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Investment Adviser at:

Sprott Asset Management LP

200 Bay Street, Suite 2600

Toronto, Ontario, Canada M5J2J1

To the Trust or the Fund at:

Sprott Funds Trust

200 Bay Street, Suite 2600

Toronto, Ontario, Canada M5J2J1

with a copy to:

Bibb L. Strench

Thompson Hine LLP

1919 M Street, N.W., Suite 700

Washington, D.C. 20036

18. Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.

19. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Miscellaneous. Neither the holders of shares of the Funds nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

22. Books and Records. In compliance with the requirements of Rule 31a-3 under the Act, the Investment Adviser agrees that all records which it maintains for the Trust are the property of the Trust and the Investment Adviser agrees to surrender promptly to the Trust such records upon the Trust’s request. The Investment Adviser further agree to preserve for the periods prescribed by Rule 31a-2 under the Act all records which it maintains for the Trust that are required to be maintained by Rule 31a-1 under the Act.

23. Confidentiality. The Investment Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Funds as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Investment Adviser, and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Funds, as a result of disclosing the Fund’s portfolio holdings. The Investment Adviser agrees that, consistent with its Code of Ethics, neither the Investment Adviser nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about a Fund’s portfolio holdings.

24. Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

SPROTT FUNDS TRUST

By:	/s/ John A. Ciampaglia
Name:	John A. Ciampaglia
Title:	President

SPROTT ASSET MANAGEMENT LP

By:	/s/ John A. Ciampaglia
Name:	John A. Ciampaglia
Title:	President

SPROTT FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX

Name of Fund	Fee	Sub-Adviser (if any)
Sprott Gold Fund

1.00% of the Fund’s average daily net assets on the first $500 million

0.75% of the Fund’s average daily net assets in excess of $500 million but not exceeding $1 billion

0.65% of the Fund’s average daily net assets in excess of $1 billion

Sprott Asset Management USA, Inc.